September 24, 2007

Thinkpath, Inc.
16 Four Seasons Place, Suite 215
Toronto, Ontario M9M 6E5

Gentlemen:

We have acted as counsel to Thinkpath, Inc., an Ontario corporation (the "Company"), in connection with the filing of a registration statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering the registration of up to 2,516,575 shares of common stock of the Company, par value $.001 per share (the "Common Stock"), to be issued to various consultants, officers and directors of the Company pursuant to a Stock Issuance Agreement executed by and between the Company and such consultants, officers and directors (the "Shares").

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company.

Based on the foregoing, it is our opinion that the Shares, when sold, paid for and issued as contemplated under the Stock Issuance Agreement , will be duly and validly issued and fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the general rules and regulations promulgated thereunder.


                                                     Very truly yours,



                                                     /s/ Gersten Savage LLP
                                                     ----------------------
                                                     Gersten Savage LLP